U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

                        Blue Lake Capital Corp.
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   (Last)                           (First)             (Middle)

                     2500 North Military Trail, Suite 225-B
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                                    (Street)

Boca Raton                       Florida                 33431
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


                              Colmena Corp. - CLME
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

                                   65-0703836

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4.   Statement for Month/Year


                                     06/02
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                                                                                    4,546,250         I       (1)

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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Bond                (2)      (2)                           12/31/02   12/31/02 Common     (2)    $20,000   (2)       I        (1)
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Explanation of Responses:  Just discovered that the prevoius attempt to file failed, so form is being re-filed at this time.

(1)   the number of shares held by each member of the group is:

        Blue Lake Capital Corp                                 100,000
        Estate of Jerrold Tucker c/f Montana Tucker            220,000
        Estate of Jerrold Tucker c/f Shayna Tucker             220,000
        Michelle Tucker                                        250,000
        Tucker Family Spendthrift Trust                      3,756,250

(2) On December 31, 2001, the Issuer issued a bond to the Yankee Companies, Inc. entitiling it to acquire up to 75%, of the Issuer's outstanding and reserved capital stock for an aggregate exercise price of $80,000, half of which was exercised. On May 31, 2002, Yankees sold its remaining rights under the bond to its stockholders, the Calvo Family Spendthrift Trust and the Tucker Family Spendthrift Trust for $20,000 each. The Issuer issued the bonds on June 17, 2002.

/s/ Leonard M. Tucker, Tucker Family Spendthrift Trust         7/30/02
/s/ Michelle Tucker, individually
/s/ estate of Jerrold Tucker for Montana and Shayna Tucker
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      **Signature of Reporting Person                             Date

Blue Lake Capital Corp                            65-0703836
Jerrold Tucker c/f Montana Tucker
Jerrold Tucker c/f Shayna Tucker
Michelle Tucker
Tucker Family Spendthrift Trust                   65-6369368
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